Exhibit 4.2.3
2005
VARIABLE PAY
PLAN
May 2005

2005 Variable Pay Plan
Program Highlights:
•	Company and individual performance drive the payout opportunity.

•	Trading Profit Less Restructuring	[Omitted]
•	Trading Cash Flow	[Omitted]
•	Two separate and distinct components of reward opportunity; a fixed component and a discretionary component.

•	Fixed nondiscretionary awards linked to CNH and Business Unit and Region results

•	Discretionary Award linked to individual contribution, consistent with company results

•	All eligible employees will share the same Company objectives:
- Trading Profit less Restructuring

- Trading Cash Flow
•	To enhance team results, employees in a Business Unit will have the same Business Unit objectives
- Trading Profit less Restructuring and Trading Cash Flow for Ag & CE

- Profit Before Tax and Return on Equity for Capital
•	Employees in a Business Unit Region will also have Regional objectives
- Trading Profit less Restructuring and Trading Cash Flow for Ag & CE

- Profit Before Tax and Return on Equity for Capital
•	No minimum threshold required to trigger overall payout
- For each objective at each organization level, result is required above 90% of set target for a payout

- Each objective at each organization level, (CNH, Global BU, Regional BU) allows an opportunity for payout

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Eligibility:
For the purpose of the 2005 CNH Variable Pay Plan, employees have been grouped according to their payout opportunity in the plan.
Eligible employees are assigned to award groups based on the organization they directly belong to or directly support.
Global Staff: People who support multiple business units on a global basis, such as the GMO staff
Region Staff: People who support multiple business units within a region. For instance in North America, NA Legal, Accounting, Comp & Benefits
Global Business Unit: Those in an AG, CE, or Capital global organization or support function. Such as Ag or CE Product Development. Or Ag Supply Chain if role is global rather than regional.
Regional Business Unit: Those in a Region in an Ag, CE, or Capital organization or support function. Such as NA Ag Commercial or Industrial and the Finance staff that solely supports NA AG Commercial or Industrial
Award groups will also be based on the Employee Level:

•	Executives:	Directors who have been identified as executive leaders in the Company and notified via an individual letter.
•	Directors:	All other directors
•	Others	Eligibility varies by country
Employees be informed individually of their award group. Human Resources will make the final determination of assignment of employees into award groups
The above groups have specific individual bonus opportunity, as expressed as percentages of eligible compensation. Eligible Compensation is defined at country level and is available through local HR.
Employees must be full time employees who are not hired with a fixed term employment contract and who are not participating in an incentive-based program (e.g. Commercial sales plan, Capital incentive plan, etc.).
Employees must be on the payroll at the date of payment and not on notice, except in the case of involuntary layoff, retirement, approved leave of absence or death after the plan year ends on December 31. However, employees must have worked for CNH more than six months of the year. In case of long periods of absence the employee is eligible only if he / she has been at work for more than 6 months of the year.

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How the Program Works:
The plan is defined for the period January 1st to December 31st 2005.
There are two separate and distinct components of reward opportunity; a fixed component and a discretionary component.
For Directors and Executives, 75% of their total award opportunity is according to the provisions under the fixed component and 25% is discretionary.
For Eligible Professionals, 50% % of their total award opportunity is according to the provisions under the fixed component and 50% is discretionary.
FIXED AWARD OPPORTUNITY
The Fixed component is linked entirely to company results, at the CNH level, at the Global Business Unit level, and at the Regional Business Unit level.
Each of the three Result levels has two Key Performance Measures (KPM’s), weighted equally in the payout.
•	CNH:
•	Trading Profit less Restructuring

•	Trading Cash Flow
•	Global Business Unit:
AG/CE:

•	Trading Profit less Restructuring

•	Trading Cash Flow

Capital:

•	Profit Before Tax

•	Return on Equity (PBT)
•	Regional Business Unit
AG/CE:

•	Trading Profit less Restructuring

•	Trading Cash Flow

Capital:

•	Profit Before Tax

•	Return on Equity (PBT)
Each CNH KPM will be measured under International Financial Reporting Standards (IFRS), as applied by CNH, for the Variable Pay Plan. At the end of this plan document, the definitions of the KPM’s are available for your reference.
Each of the 6 performance measures is independently measured and can generate a payout. Payout will begin after achieving 90% of set target result for any objective at any level.

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The key performance measures for the 3 levels are the same for all eligible employees, but the weighting of payout opportunity varies by group. The payout for the fixed component is a mathematical calculation per the weightings and results of each KPM at each organization level. There is no discretion in payout. Those in same group all receive same % payout, e.g.:
•	all CE European Professionals will have same payout % per CNH, CE Global and CE Europe results

•	all Capital North American Directors will have same payout % based on CNH, Capital Global and Capital North American results

•	All Global Staff have same payout % for their group (Executives, Directors, or Professionals) based on CNH results.

•	Regional staff not specific to one BU will have the same payout % for their group based on the sum of Ag and CE results in the region.

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Weighting of Results
Each Level contributes to the overall payout based on the weightings shown below:
WEIGHTING OF RESULTS

			BUSINESS		BUSINESS		TOTAL
			UNIT		UNIT		FIXED				TOTAL
GROUP	CNH		GLOBAL		REGION		PAYOUT		INDIVIDUAL		PAYOUT
BUSINESS UNIT REGIONS:
Leaders	25%	+	25%	+	30%	=	80%	+	20%	=	100%

Other Executives /Directors	20%	+	25%	+	30%	=	75%	+	25%	=	100%

Professionals/Salaried	10%	+	20%	+	20%	=	50%	+	50%	=	100%

BUSINESS UNIT GLOBAL:
Leaders	40%	+	40%	+	0%	=	80%	+	20%	=	100%

Other Executives /Directors	35%	+	40%	+	0%	=	75%	+	25%	=	100%

Professionals/Salaried	10%	+	40%	+	0%	=	50%	+	50%	=	100%

GLOBAL STAFF:
Leaders	80%	+	0%	+	0%	=	80%	+	20%	=	100%

Other Executives /Directors	75%	+	0%	+	0%	=	75%	+	25%	=	100%

Professionals/Salaried	50%	+	0%	+	0%	=	50%	+	50%	=	100%

•	Staffs which support Business Units will have the same payout opportunity as their Business Units by Region.

•	Regional Staffs which support all Business Units will have a payout opportunity determined by the sum of their Regions’ AG & CE Business Unit.

•	Global Staffs will have only the CNH KPM’s, determine the fixed award opportunity

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Payout Matrix
•	There is no minimum threshold required to trigger overall payout. For each KPM, for each organization level, a minimum result of 90% of target is required before that KPM’s portion of the fixed award pays out.
•	Target awards are set at 100% of target results.
•	Maximum award is 2.5 times target award and is set at 150% of target results.

	Threshold	Target	Maximum
Results vs Objective	90%	100%	150%

% of Target Payout	0%	100%	250%

Where the weighted average results of the KPM’s falls between the Threshold, Target and Maximum levels, linear interpolation will determine the fixed award.
e.g., 91% of target results pays 10% of target award; 95% of target results pays 50% of target award; 110% of target results pays 130% of target award. Maximum award is capped at 150% of target results, paying out 250% of target award.

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DISCRETIONARY AWARD OPPORTUNITY
The discretionary component is linked to the overall assessment and ranking of individual contribution to results & leadership/behavior.
Eligibility requires at least a Performance Assessment score above 1.5.
•	Performance assessment criteria cascaded to link individual assessments to team and overall company results for consistency in assessments.
•	No mathematical calculation of individual objectives and priority weightings determine assessments. These are used as indicators and references only. Overall assessment must be consistent with company, business unit and region results.
•	Executive Committee to approve overall discretionary payout.
END OF YEAR
ASSESSMENT PROCESS

•	Qualitative and quantitative review of the results of each key business driver

•	Considers CNH performance vs. competitors

•	Direction provided on expected payouts given performance (e.g., selectivity, allocation, assessment criteria)

•	Review of CNH and BU results used by managers to evaluate each individual’s contribution to the overall result

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Business Unit Participants:
Participants of the Business Units are defined according to the following rules:
1.	Any employee who reports up through a Business Unit organization;

2.	Dual Business Unit plants are defined by the Business Unit the Plant Manager reports into;

3.	Any staff employee who primarily supports a Business Unit

4.	Exceptions will be clarified by HR Business Partners
Final Benefit Determination:
All benefits granted under this plan are subject to the final approval of the CNH Global N.V. Board of Directors, Corporate Governance and Compensation Committee. The Corporate Governance and Compensation Committee also reserves the right to amend, suspend or terminate any provisions of the plan for the future plan years within the sole discretion of the Board or Corporate Governance and Compensation Committee.
The Corporate Governance and Compensation Committee or the Board has the authority to deny any or all payments, even if the company targets were met, based upon consideration of factors of such gravity which would affect the future viability of the company.
Similarly, CNH retains its sole and absolute discretionary authority to resolve all questions arising in the administration, interpretation and application of this plan. This authority includes construing the terms of the plan, including any disputed and doubtful terms and determining the eligibility of an individual to participate in the plan or to receive any benefit from it. The Company’s determination will be conclusive and binding on all persons.

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     ILLUSTRATIONS :

Level	Prof 9-12	Payout as a % of eligible earnings
Organization	Business Region	@ 91%	Target	Max
BU	AG	1.00%	10.00%	25.00%
REGION	NAR

Business	Key Performance			Payout % Opportunity
Level	Measure	Weighting		Min	Target	Max
CNH	Trading Profit*	10.0%	50.0%	0.05%	0.50%	1.25%
	Trading Cash Flow		50.0%	0.05%	0.50%	1.25%

			subtotal:	0.10%	1.00%	2.50%

Global Business Unit		20.0%
	Trading Profit*		50.0%	0.10%	1.00%	2.50%
	Trading Cash Flow		50.0%	0.10%	1.00%	2.50%

			subtotal:	0.20%	2.00%	5.00%

Region Business Unit		20.0%
	Trading Profit*		50.0%	0.10%	1.00%	2.50%
	Trading Cash Flow		50.0%	0.10%	1.00%	2.50%

			subtotal:	0.20%	2.00%	5.00%

Total Fixed Payout Opportunity		0.0%	=	0.50%	5.00%	12.50%

Discretionary Payout Pool		50.0%	=	0.50%	5.00%	12.50%

Total Payout Opportunity		50.0%	=	1.00%	10.00%	25.00%

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ILLUSTRATIONS: Flxed Component Example 1

Assumptions:
•	Trading Profit less Restructuring results are 100% of target for all levels

•	Trading Cash Flow results are 95% of target for each level
Total fixed payout is 3.75%.
[Ommitted]
IIIustration
Region Business Unit, Professional Level Employee

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ILLUSTRATIONS: Example 2 — Fixed and Discretionary

Assumptions:
•	CNH
•	Trading Profit less Restructuring results are 120% of target for all levels

•	Trading Cash Flow results are 80% of target for each level
•	Global Business Unit
•	Trading Profit less Restructuring results are 110% of target for all levels

•	Trading Cash Flow results are 95% of target for each level
•	Region Business Unit
•	Trading Profit less Restructuring results are 130% of target for all levels

•	Trading Cash Flow results are 80% of target for each level
     Total fixed payout is 4.50%.
     [Omitted]
IIIustration
Region Business Unit, Professional Level Employee

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     [Omitted]

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DEFINITIONS OF OBJECTIVES
Trading Profit less Restructuring:
Profit after restructuring and before financial income/(expense) and profit from Other Subsidiaries.
Trading Cash Flow:
Industrial company’s Trading Profit adjusting for:
•	Restructuring charge

•	Depreciation and change in provisions

•	Investments in fixed assets

•	Changes in gross working capital
Profit Before Tax (PBT):
Trading Profit after restructuring and after financial income/(expense) and income from Other Subsidiaries but before taxes
Return on Equity (ROE):
Profit before taxes and after Minority Interest divided by a 13-point average equity balance.

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